EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the registration statements of IBERIABANK Corporation on Form S-8 (File No. 333-28859, 333-79811, 333-81315, 333-41970 and 333-64402) of our report dated February 7, 2003, on our audits of the consolidated financial statements of Acadiana Bancshares, Inc. as of December 31, 2002, and 2001, and for each of the three years in the period ended December 31, 2002, which report is included in IBERIABANK Corporation’s Current Report on Form 8-K dated March 13, 2003, filed with the Securities and Exchange Commission.

/s/ CASTAING, HUSSEY & LOLAN, LLC

Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
March 12, 2003